PROSPECTUS SUPPLEMENT                              REGISTRATION NO.  333-44286
(To Prospectus dated October 25, 2004)             Filed Pursuant Rule 424(b)(3)




                               [graphic omitted]





                        1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Europe 2001 HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                        Share        Trading
                      Name of Company(1)                 Ticker        Amounts        Market
     ---------------------------------------------      -------       --------      ---------
     AEGON, N.V.                                           AEG           5.2          NYSE
     Alcatel*                                              ALA            3           NYSE
     Amdocs Limited                                        DOX            3           NYSE
     ARM Holdings plc*                                    ARMHY           8          NASDAQ
     ASM International N.V.                               ASMI           13          NASDAQ
     ASML Holding N.V.                                    ASML            7          NASDAQ
     AstraZeneca PLC.*                                     AZN            4           NYSE
     AXA*                                                  AXA            6           NYSE
     Bookham Inc.                                         BKHM           1.2         NASDAQ
     BP p.l.c.*                                            BP             4           NYSE
     Business Objects S.A.*                               BOBJ           4.5         NASDAQ
     Cable & Wireless p.l.c.*                              CWP            4           NYSE
     DaimlerChrysler AG                                    DCX            4           NYSE
     Deutsche Telekom AG*                                  DT             5           NYSE
     Diageo p.l.c.*                                        DEO            5           NYSE
     Elan Corporation, p.l.c.*                             ELN            4           NYSE
     Ericsson LM Telephone Company*                       ERICY          1.6         NASDAQ
     GlaxoSmithKline p.l.c.*                               GSK            6           NYSE
     Infineon Technologies AG*                             IFX            5           NYSE
     ING Group N.V.*                                       ING            4           NYSE
     IONA Technologies p.l.c.*                            IONA            3          NASDAQ
     Koninklijke Philips Electronics N.V.                  PHG            5           NYSE
     Millicom International Cellular S.A.*                MICC            8          NASDAQ
     Nokia Corp.*                                          NOK            5           NYSE
     Novartis AG*                                          NVS            5           NYSE
     Qiagen N.V.                                          QGEN            6          NASDAQ
     Repsol YPF, S.A.*                                     REP           11           NYSE
     Royal Dutch Petroleum Company                         RD             3           NYSE
     Ryanair Holdings p.l.c.*                             RYAAY           8          NASDAQ
     Sanofi-Aventis SA*                                    SNY         4.6956         NYSE
     SAP AG*                                               SAP            4           NYSE
     Scottish Power p.l.c.*                                SPI            7           NYSE
     Serono S.A.*                                          SRA            9           NYSE
     Shire Pharmaceuticals Group p.l.c.*                  SHPGY           4          NASDAQ
     Skillsoft p.l.c.*                                    SKIL            6          NASDAQ
     STMicroelectronics N.V.                               STM            4           NYSE


                                                                      (continued on following page)


                                                                                     Primary
                                                                        Share        Trading
                      Name of Company(1)                 Ticker        Amounts        Market
     ---------------------------------------------      -------       --------      ---------
     Telefonica S.A.*(1)                                  TEF       4.555843218       NYSE
     Total S.A.*                                          TOT            3            NYSE
     UBS AG                                               UBS            3            NYSE
     Unilever N.V.                                        UN             3            NYSE
     Vivendi Universal*                                    V             3            NYSE
     Vodafone Group p.l.c.*                               VOD            6            NYSE
     WPP Group p.l.c.*                                   WPPGY           3           NASDAQ

     -------------------
     (1) Effective July 18, 2005, the merger of Telefonica S.A. (NASDAQ: "TRRA") and Terra Networks S.A., each a constituent of Europe 2001 HOLDRS Trust, became effective. As a result, Terra Networks S.A. will no longer be an underlying security of the Europe 2001 HOLDRS Trust. For the 15 shares of Terra Networks S.A. per 100 share round lot of Europe 2001 HOLDRS, The Bank of New York will receive 1.11111111 shares of Telefonica S.A.

     * The securities of these non-U.S. companies trade in the United States as American Depository Receipts. Please see "Risk Factors" and "Federal Income Tax Consequences-Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


          The date of this prospectus supplement is September 30, 2005.